Exhibit 99-B.8.96

     Amendment No. 2 to the Selling and Services Agreement

by and among

ING Financial Advisers, LLC,

ING Life Insurance and Annuity Company,

Lord Abbett Distributor LLC, Lord, Abbett & Co. LLC

and Lord Abbett Funds

This Amendment No. 2 to the Selling and Services Agreement (the “Agreement”) is entered into as of September 26, 2003, by and among ING Financial Advisers, LLC (“ING Financial”), ING Life Insurance and Annuity Company (“ING Life” and collectively with ING Financial, “ING”), Lord Abbett Distributor LLC (“Distributor”), Lord, Abbett & Co. LLC (“Adviser”) and the Lord Abbett Family of Funds (the “Funds”).

     WHEREAS, ING, Adviser, Distributor and the Funds have entered into a Selling and Services Agreement dated as of May 1, 2001 and amended as of July 25, 2002 (the “Selling and Services Agreement”) under which shares of the Funds may be offered to Plans for which ING Life provides recordkeeping and other administration services; and

     WHEREAS, ING Financial wishes to distribute Class P shares of the Funds to Plans through certain programs aimed specifically for the smaller Plan market; and

     WHEREAS, the parties now desire to amend the Selling and Services Agreement to provide for additional provisions relating specifically to investments in Class P shares of the Funds; and

     WHEREAS, unless otherwise defined herein, capitalized terms used herein have the same meaning as in the Selling and Services Agreement;

     NOW, THEREFORE, in consideration of the premises and mutual covenants and promises expressed herein, and pursuant to Section 14(a) of the Selling and Services Agreement, the parties agree to amend the Selling and Services Agreement as follows:

1.	Section 4 of the Selling and Services Agreement shall be amended and restated to read as follows:

“The provision of administrative services to the Plans shall be the responsibility of ING Life or the Nominee and shall not be the responsibility of Distributor of the Funds. The Nominee will be recognized as the sole shareholder of Fund shares purchased under this Agreement. It is further recognized that there will be a substantial savings in administrative expenses and recordkeeping expenses by virtue of having one shareholder rather than multiple shareholders. In consideration of the administrative savings resulting from such arrangement, the Funds agree to pay ING Life quarterly administrative fees at the rates set forth in Exhibit A to this Agreement for the Class A and Class P shares, respectively, invested in the Funds through ING Life’s arrangements with Plans in each of the three-month period ending April, July, October and January. Each payment for such administrative fees will be accompanied by a statement showing the calculation of the fees payable to ING Life for the three-month period and such other supporting data as may be reasonably requested by ING Life.”

2.	Section 5 of the Selling and Services Agreement shall be amended and restated to read as follows:

“Servicing and Distribution Fees.

To compensate ING Financial for its servicing of shareholders of Class A and Class P shares, Distributor, on behalf of the Funds, shall make quarterly payments to ING Financial based on the annual rate of 0.25% (0.0625% quarterly) of the average net assets invested in Class A shares of the Funds and 0.20% (0.05% quarterly) of the average net assets invested in Class P shares of the Funds through ING Financial’s arrangements with Plans in each three-month period ending April, July, October and January. In addition, to compensate ING Financial for its distribution services for Class P shares, Distributor, on behalf of the Funds, shall make quarterly payments to ING Financial based on the annual rate of 0.25% (0.0625% quarterly) of the average net assets invested in Class P shares of the Funds through ING Financial’s arrangements with Plans in each three-month period ending April, July, October and January. Distributor will make such payments to ING Financial within thirty (30) days after the end of each three-month period and will be accompanied by a statement showing the calculation of the fees payable to ING Financial for the three-month period and such other supporting data as may be reasonably requested by ING Financial.”

3.	Section 12 is amended to add the following as new Sub-Section 12(d):

“(d) Representations of ING. ING represents and warrants, jointly and severally:

     (i) that it will not (1) submit orders to the Funds pursuant to this Agreement other than with respect to transactions on behalf of Plans, or (2) submit orders at net asset value except to the extent it reasonably believes such trades are eligible to be purchased at net asset value pursuant to the terms of each Fund’s prospectus and statement of additional information. In connection with clause (1) above and for purposes of this Agreement, ING specifically understands and agrees that “Plans” do not include (a) personal trust accounts, or (b) individual retirement accounts, except where, consistent with the Fund’s prospectus and statement of additional information, orders for such accounts are made by ING for clients participating in an IRA rollover program sponsored by ING and operated in an omnibus record-keeping environment. To the extent practicable, the Fund agrees to use commercially reasonable efforts to provide ING with 90 days advance written notice of any material change to any provisions in the Fund's prospectus or statement of additional information regarding investments in the Fund's Class P shares by individual retirement accounts.

     (ii) that ING’s procedures and/or system for receiving Instructions from Plan Representatives or Participants are structured and/or designed to ensure that all orders of Fund shares submitted to the Funds are based on Instructions received in proper form by the ING from Plan Representatives or Participants prior to the Close of Trading on the same Business Day as the Business Day on which such orders are to be processed and entitled to be purchased or redeemed as a result of such Instructions; and

     (iii) that ING shall adhere to the terms and conditions set out in Schedule S-1 to this Agreement, and execute and deliver such Schedule S-1 to the Funds upon the execution and delivery of this Agreement. In connection with the foregoing, ING will notify the Funds and Distributor in writing as soon as possible once it knows or should have known that there has been a change to any of the certifications set out in Schedule S-1 to this Agreement.”

4.

An amended and restated Exhibit A, as attached hereto, shall be added to the Selling and Services Agreement in lieu of the Exhibit A attached to the Selling and Services Agreement dated as of March 1, 2001.

5.	In the event of any inconsistencies between the Selling and Services Agreement and this Amendment No. 2, the terms of this Amendment No. 2 shall govern.

6.	All other terms and conditions of the Selling and Services Agreement and Amendment No. 1 to the Selling and Services Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the 30th day of November, 2005.

ING FINANCIAL ADVISERS, LLC

By: Name Title	/s/ David Kelsey David Kelsey Vice President

ING LIFE INSURANCE AND ANNUITY COMPANY

By: Name Title	/s/ David Kelsey David Kelsey Vice President

LORD ABBETT DISTRIBUTOR LLC

By: Lord, Abbett & Co. LLC, its Managing Member

By: /s/ Lawrence H. Kaplan
Name:__Lawrence H. Kaplan
Title:___Member and General Counsel

LORD ABBETT FAMILY OF FUNDS

By: /s/ Lawrence H. Kaplan
Name:__Lawrence H. Kaplan
Title:___Vice President & Secretary

LORD, ABBETT & CO. LLC

By: /s/ Lawrence H. Kaplan
Name:__Lawrence H. Kaplan
Title:___Member and General Counsel

b

EXHIBIT A

Series and Classes which may be offered to Plans through ING pursuant to the Selling and Services Agreement dated as of March 1, 2001, as amended by Amendment No. 1 to the Selling and Services Agreement dated as of July 25, 2002, and by Amendment No. 2 to the Selling and Services Agreement dated as of November 30, 2005 (“Selling and Services Agreement”).

The term “Fund” or collectively “Funds” as used generally in the Selling and Services Agreement, unless otherwise defined, means each of the investment companies comprising the Lord Abbett Family of Funds, including each separate investment portfolio, whether existing at the date of the Selling and Services Agreement or established subsequent thereto.

Fund Share Class and Funds	Administrative Fee Rate

Class A shares of Funds	___% of the average daily net asset value on an
annual basis

Class P shares of Funds	___% of the average daily net asset value on an
annual basis

SCHEDULE S-1

CERTIFICATION REGARDING CONTROLS OVER TIMING OF MUTUAL FUND TRADING

Each of the undersigned companies (“we”) is responsible for establishing and maintaining effective internal policies and controls, including operational and system controls, with respect to the processing of orders we receive prior to and after the close of the New York Stock Exchange – normally 4:00 p.m. Eastern Time (the “Close of Trading”) for the purchase, redemption and exchange of shares of mutual funds (“Fund Orders”), including the mutual funds comprising the Lord Abbett Family of Funds (each, a “Fund”).

We have followed all applicable rules and regulations and our internal policies regarding the timely handling of Fund Orders and have maintained effective internal controls over our ability to distinguish and appropriately process Fund Orders received prior to and after the Close of Trading, including operational and systems controls. Specifically, we certify that:

  Our policies and procedures provide reasonable assurance that Fund Orders we receive prior to the Close of Trading are segregated from Fund Orders we receive after the Close of Trading and are properly transmitted to the Funds (or their agents) for execution at the current day’s NAV.

  Our policies and procedures provide reasonable assurance that Fund Orders we receive after the Close of Trading are properly transmitted to the Funds (or their agents) for execution at the next day’s NAV.

  Our policies and procedures provide reasonable assurance that transactional information relating to Fund Orders is delivered to the Funds (or their agents) in a timely manner.

  We have designed procedures to provide reasonable assurance that our policies with regard to the receipt and processing of Fund Orders are complied with. Such procedures either prevent or detect on a timely basis instances of noncompliance with the policy over the receipt and processing of Fund Orders.

  Policies and procedures have been designed and implemented effectively by all third parties, if any, to which we have designated the responsibility to distinguish and appropriately process Fund Orders received prior to and after the Close of Trading.

  All Fund Orders we submit will be on behalf of plans. We will not submit any Fund Orders at net asset value except to the extent that we reasonably believe that such Fund Orders are eligible to be purchased at net asset value pursuant to the terms of each Fund’s prospectus and statement of additional information.

ING FINANCIAL ADVISERS, LLC		ING LIFE INSURANCE AND ANNUITY
COMPANY

By:	/s/ David Kelsey	By:	/s/ David Kelsey

Printed Name David Kelsey		Printed Name David Kelsey

Title	Vice President	Title	Vice President

Date	November 30, 2005	Date	November 30, 2005